Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-251197 on Form S-3 and Registration Statement Nos. 333-232330 and 333-265504 on Form S-8 of our reports dated March 26, 2024, relating to the consolidated financial statements of GameStop Corp. and subsidiaries (“GameStop”) and the effectiveness of GameStop’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GameStop for the 53 week period ended February 3, 2024.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
March 26, 2024